EXHIBIT 23.4

To Whom It May Concern:

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 2, 2025, relating to the financial statements of Battery Future Acquisition Corp, which are contained in that Prospectus, relating to the S-1 schedules, which are contained in the Registration statement.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

Very truly yours,

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

October 2, 2025

9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 • 702.703.5979 • www.bushandassociatescpas.com